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                                                                      Exhibit 19

                                                               INVESTOR CONTACT:
                                                         FREDERICK C. FLYNN, JR.
                                                                    203/238-8847
                                                                 FFLYNN@CUNO.COM

FEBRUARY 19, 2003

FOR IMMEDIATE RELEASE

CUNO REPORTS RECORD FIRST QUARTER RESULTS

            -   Record first quarter Sales of $66.4 million (up 13%)

            -   Record first quarter diluted EPS of $0.32 (up 19%)

            -   Record first quarter Operating Margin of 12.5%

            -   Record first quarter Orders of $67.4 million


        Meriden, CT: CUNO Incorporated (Nasdaq:CUNO) today reported record first quarter results for the period ended January 31, 2003. Sales were $66.4 million, up 13% versus the same period in 2002 and up 11% in local currency. Net income for the first quarter increased by 19% to $5.4 million from $4.5 million reported in the same period in 2002. Diluted earnings per share for the period were a first quarter record $0.32, up 19% compared to $0.27 in the prior year period.


        Commenting on the Company's first quarter results, Mark G. Kachur, Chairman and Chief Executive Officer, said "Our record first quarter results reflect the strength and resilience of our business model, particularly considering the current business environment. We achieved double-digit sales growth in all three of our businesses - Potable Water, Healthcare and Fluid Processing - and also benefited from our ongoing


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cost management initiatives. In addition, the Company's geographic diversity contributed to our strong results, as international sales increased by 21% (up 15% in local currency), led by strong growth in Europe and the Asia/Pacific region."

        Commenting on business conditions and the outlook for CUNO, Mr. Kachur added, "Our incoming orders were a first quarter record $67.4 million and our backlog remains strong. As a result, despite the likelihood of continued weak business conditions in the U.S. and Japan, we expect to achieve strong financial results in fiscal 2003, and remain comfortable with our previous EPS guidance in the $1.50-$1.56 range for the year." A conference call will be held THURSDAY, FEBRUARY 20 AT 10:00 A.M. (EST) to review the Company's first quarter financial results and business outlook. The call-in number is 1/888/273-9890 for interested analysts and investors. Alternatively, visit us at www.cuno.com/investors for a live webcast of our conference call. Also, visit us at www.cuno.com for additional information about the Company.

        CUNO is a world leader in the design, manufacture and marketing of a comprehensive line of filtration products for the separation, clarification and purification of liquids and gases. CUNO's products, which include proprietary depth filters and semi-permeable membrane filters, are used in the potable water, healthcare, and fluid processing markets.

        CUNO wants to provide shareowners and prospective investors with more meaningful and useful information and, therefore, this press release includes various comments regarding business conditions and the outlook for CUNO, which reflect currently available information. These forward-looking statements are subject to risks and uncertainties which could cause performance or actual results to differ materially from those expressed herein. Such risks and uncertainties include, among other things: volumes of shipments of CUNO's products; changes in product mix and product pricing; costs of raw materials; the rate of economic and industry growth in the U.S. and the other countries in which CUNO conducts business; economic and political conditions in the foreign countries in which CUNO conducts a substantial part of its operations and other risks associated with international operations including exchange rate fluctuations; CUNO's ability to protect its technology, proprietary products and manufacturing techniques; changes in technology; changes in legislative, regulatory or industrial requirements and risks generally associated with new product introductions and


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applications; and domestic and international competition in CUNO's global markets. CUNO assumes no obligation to update the information contained in this press release.

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CUNO INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share amounts)


                                                          THREE MONTHS ENDED
                                                              JANUARY 31,
                                                        2003              2002
                                                   ---------------   ---------------
Net sales                                           $      66,437     $      58,637
Less costs and expenses:
    Cost of products sold                                  36,683            32,467
    Selling, general and administrative expenses           17,789            15,888
    Research, development and engineering                   3,670             3,425
                                                   ---------------   ---------------
                                                           58,142            51,780
                                                   ---------------   ---------------

Operating income                                            8,295             6,857

Nonoperating income (expense):
    Interest expense                                         (147)             (130)
    Other income, net                                          91               171
                                                   ---------------   ---------------
                                                              (56)               41
                                                   ---------------   ---------------

Income before income taxes                                  8,239             6,898

Provision for income taxes                                  2,851             2,379

                                                   ---------------   ---------------
Net income                                          $       5,388     $       4,519
                                                   ===============   ===============


Basic earnings per common share                     $        0.33     $        0.28

Diluted earnings per common share                   $        0.32     $        0.27

Basic shares outstanding                               16,563,423        16,350,394

Diluted shares outstanding                             16,941,155        16,795,713


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CUNO INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

                                                                          JANUARY 31,         OCTOBER 31,
                                                                             2003                2002
                                                                        ---------------       ------------
ASSETS
Current assets
    Cash and cash equivalents                                                $  34,762          $  40,872
    Accounts receivable, net                                                    52,029             50,862
    Inventories                                                                 28,068             26,173
    Deferred income taxes                                                        7,870              7,998
    Prepaid expenses and other current assets                                    5,260              4,233
                                                                        ---------------       ------------
        Total current assets                                                   127,989            130,138

Noncurrent assets
    Deferred income taxes                                                        1,515              1,482
    Intangible assets, net                                                      29,686             28,758
    Prepaid pension costs                                                        2,498                 -
    Other noncurrent assets                                                      1,149              1,742
    Property, plant and equipment, net                                          76,696             74,759
                                                                        ---------------       ------------
        Total assets                                                         $ 239,533          $ 236,879
                                                                        ---------------       ------------


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Bank loans                                                               $  14,897          $  16,374
    Accounts payable                                                            16,362             16,256
    Accrued payroll and related taxes                                            9,588             13,633
    Other accrued expenses                                                      10,771             10,093
    Accrued income taxes                                                         2,246                497
    Current portion of long-term debt                                              715                714
                                                                        ---------------       ------------
        Total current liabilities                                               54,579             57,567

Noncurrent liabilities
    Long-term debt, less current portion                                         2,112              2,030
    Deferred income taxes                                                        5,848              5,924
    Retirement benefits                                                          5,533              8,945
                                                                        ---------------       ------------
        Total noncurrent liabilities                                            13,493             16,899

STOCKHOLDERS' EQUITY
    Preferred Stock                                                                 -                  -
    Common Stock                                                                    17                 17
    Treasury Stock, at cost                                                        (57)               (57)
    Additional paid-in-capital                                                  48,036             46,375
    Unearned compensation                                                         (702)              (551)
    Accumulated other comprehensive loss:
          Foreign currency translation adjustments                              (3,314)            (5,533)
          Minimum pension liability                                             (5,153)            (5,153)
          Change in fair value of derivative financial instruments                 (77)                (8)
                                                                        ---------------       ------------
                                                                                (8,544)           (10,694)
    Retained earnings                                                          132,711            127,323
                                                                        ---------------       ------------
        Total stockholders' equity                                             171,461            162,413
                                                                        ---------------       ------------
        Total liabilities and stockholders' equity                           $ 239,533          $ 236,879
                                                                        ---------------       ------------